UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 13, 2015

MONARCH AMERICA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-54798	99-0372219
(Commission File Number)	(IRS Employer Identification No.)

1150W. Custer Place

Denver, Colorado 80223

(Address of Principal Executive Offices, Zip Code)

(844) 852-1537

(Registrant's Telephone Number, Including Area Code)

3240 W 71st Ave, Unit 5

Westminster CO 80030

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5-Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 12, 2015, Mr. Steve Brandt resigned from his position as Director and Treasurer and Vice President of the Company. We are providing Mr. Brandt with a copy of this Current Report concurrent with this filing. Should any subsequent communications with him regarding his decision to resign reveal any disagreement between him, on one hand, and the Company, on the other hand, the Board or any executive officer of the Company regarding our operations, policies or practices, we will amend this Report accordingly to disclose any such disagreement.

In connection with his resignation, Mr. Brandt gave a proxy to Eric Hagen and Jonathan Hunt, the two officers and directors of the Company, to vote all his 11,233,200 shares of common stock and 91,666 shares of Series A Convertible Preferred Stock (each share of preferred stock votes on a 600 to 1 basis). As a result of the grant of such proxy, each of Messrs. Hagen and Hunt currently have the right to vote an additional 12% of the Company and an additional 45% of the Company on a fully-diluted basis assuming the preferred stock was voting (which is addition to the approximately 44% held by each of them prior to the grant of the proxy).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.12	Proxy executed by Steven Brandt in favor of Eric Hagen and Jonathan Hunt dated January 13, 2015

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONARCH AMERICA, INC.

Date: January 13, 2015	By:	/s/ Eric Hagen
	Name:	Eric Hagen
	Title:	President and Chief Executive Officer